Exhibit (d)(2)

AMENDMENT TO THE AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT dated as of this 9th day of December, 2020, to the Amended and Restated Investment Advisory Agreement dated as of June 24, 2016 (the “Agreement”), is entered into by and between ETF MANAGERS TRUST (the “Trust”), a Delaware statutory trust and ETF MANAGERS GROUP LLC (the “ETFMG”), a registered investment adviser.

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and ETFMG desire to amend the Agreement to reflect the provision of administration and fund accounting services provided to the ETFMG Alternative Harvest ETF by ETFMG under the unified fee paid pursuant to the Agreement; and

WHEREAS, ETFMG shall provide the services described in this Amendment for no additional fee other than that described in Section 7 of the Agreement; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.)	The following is hereby added as a new Section 1(h):

Subject to the general supervision of the Board, the Adviser shall provide or cause to be furnished by a third-party to the ETFMG Alternative Harvest ETF (“MJ”), only, all administrative and fund accounting services necessary for the operation MJ.

(i)	The administrative services to be provided by the Adviser and/or a third-party shall include the following:

A.	General Fund Management:

(1)	Act as liaison among MJ service providers.

(2)	Supply:

a.	Office facilities (which may be in the Adviser’s, or an affiliate’s, or the Trust’s own offices).

b.	Non-investment-related statistical and research data as requested.

(3)	Coordinate the Board’s communications, such as:

a.	Prepare meeting agendas and resolutions, with the assistance of Fund counsel.

b.	Prepare reports for the Board based on financial and administrative data.

c.	Assist with the selection of the independent auditor.

d.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.

e.	Prepare minutes of meetings of the Board and Fund shareholders.

f.	Recommend dividend declarations to the Board and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

g.	Attend Board meetings and present materials for Trustees’ review at such meetings.

(4)	Audits:

a.	For the annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the independent auditors, and facilitate the audit process.

b.	For SEC or other regulatory audits, provide requested information to the SEC or other regulatory agencies and facilitate the audit process.

c.	For all audits, provide office facilities, as needed.

(5)	Assist with overall operations of the Fund.

(6)	Pay Fund expenses upon written authorization from the Trust.

(7)	Keep the Trust’s governing documents, including its charter, by-laws and minute books.

B.	Compliance:

(1)	Regulatory Compliance:

a.	Monitor compliance with the 1940 Act requirements, including:

(i)	Asset and diversification tests.

(ii)	Total return and SEC yield calculations.

(iii)	Maintenance of books and records under Rule 31a-3.

(iv)	Code of ethics requirements under Rule 17j-1 for the disinterested Trustees.

b.	Monitor MJ’s compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

c.	Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with (i) any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of the Adviser’s compliance program as it relates to the Trust, provided the same shall not be deemed to change the Adviser’s standard of care as set forth herein.

d.	Monitor applicable regulatory and operational service issues, including exchange listing requirements, and update the Board periodically.

e.	Monitor compliance with regulatory exemptive relief (as applicable) for ETFs.

(2)	SEC Registration and Reporting:

a.	Assist Fund counsel in annual update of the Registration Statement.

b.	Prepare and file annual and semi-annual shareholder reports, Form N-CEN, Form N-PORT and Form N-CSR filings and Rule 24f-2 notices. As requested by the Trust, prepare and file Form N-PX filings.

c.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.

d.	File fidelity bond under Rule 17g-1.

e.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

f.	Assist Fund counsel in preparation of proxy statements and information statements, as requested by the Trust.

g.	Assist Fund counsel with application for exemptive relief, when applicable

(3)	IRS Compliance:

a.	Monitor the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:

(i)	Diversification requirements.

(ii)	Qualifying income requirements.

(iii)	Distribution requirements.

b.	Calculate the required annual excise distribution amounts for the review and approval of the Fund’s independent accountant.

C.	Financial Reporting:

(1)	Provide financial data required by the Prospectus and SAI.

(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board, the SEC, and the independent auditor.

(3)	Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute total return, expense ratio and portfolio turnover rate of the Fund.

(5)	Monitor expense accruals and make adjustments as necessary; notify the Trust’s management of adjustments expected to materially affect the Fund’s expense ratio.

(6)	Prepare financial statements, which include, without limitation, the following items:

a.	Schedule of Investments.

b.	Statement of Assets and Liabilities.

c.	Statement of Operations.

d.	Statement of Changes in Net Assets.

e.	Statement of Cash Flows (if applicable).

f.	Financial Highlights.

(7)	Pursuant to Rule 3 la-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.

D.	Tax Reporting:

(1)	Prepare for the review of the independent accountants the federal and state tax returns including, without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. The Adviser will prepare annual Fund federal and state income tax return filings.

(2)	Provide the Fund’s independent accountant with tax reporting information pertaining to the Fund and available to the Adviser as required in a timely manner.

(3)	Prepare Fund financial statement tax footnote disclosures for the review and approval of the Fund’s independent accountant.

(4)	Prepare and file Form 1099 MISC Forms for payments to disinterested Directors and other qualifying service providers.

(5)	Monitor wash sale losses.

(6)	Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

(7)	Calculate Dividends Received Deduction (“DRD”) for qualifying corporate Fund shareholders.

(ii)	The fund accounting services to be provided by the Adviser and/or a third-party shall include the following:

A.	Portfolio Accounting Services:

(1)	Maintain portfolio records on a trade date+1 basis.

(2)	For each valuation date, obtain closing prices from acceptable pricing sources and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board shall approve, in good faith, procedures for determining the fair value for such securities.

(3)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4)	Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)	On a daily basis, reconcile cash of the Fund with the Fund’s custodian.

(6)	Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.	Expense Accrual and Payment Services:

(1)	For each valuation date, calculate the expense accrual amounts as directed by the Trust as to methodology, rate or dollar amount.

(2)	Process and record payments for Fund expenses upon receipt of written authorization from the Trust.

(3)	Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by the Adviser and the Trust.

(4)	Provide expense accrual and payment reporting:

C.	Fund Valuation and Financial Reporting Services:

(1)	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

(2)	Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(3)	Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon between the parties.

(4)	Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund’s current prospectus.

(5)	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

(6)	Communicate to the Trust, at an agreed upon time, the per share net asset value for each valuation date.

(7)	Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

(8)	Prepare monthly security transactions listings.

D.	Tax Accounting Services:

(1)	Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”).

(2)	Maintain tax lot detail for the Fund’s investment portfolio.

(3)	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Trust.

(4)	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E.	Compliance Control Services:

(1)	Support reporting to regulatory bodies and support financial statement preparation by making the Fund’s accounting records available to the Trust, the SEC, and the independent accountants.

(2)	Maintain accounting records according to the 1940 Act and regulations provided thereunder.

(3)	Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder.

(4)	Cooperate with the Trust’s independent accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on the Fund’s financial statements without any qualification as to the scope of their examination.

All services are to be furnished through the medium of any directors, officers or employees of the Adviser or its affiliates or through the medium of any third-parties as the Adviser deems appropriate in order to fulfill its obligations hereunder.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETF MANAGERS TRUST		ETF MANAGERS GROUP LLC

By:	/s/ Samuel Masucci, III	By:	/s/ Samuel Masucci, III
Name: Samuel Masucci, III		Name: Samuel Masucci, III
Title: President		Title: CEO